1330 Avenue of the Americas
New York, NY 10019
Contact:
Leigh Parrish/Stephanie Rich
FD
(212)850-5600

NexCen Brands Reports Fourth Consecutive Quarter
of Operating Income and Positive Cash Flow

Operating Income of $1.1 Million in Fourth Quarter 2009
vs. Operating Loss of $2.4 Million in Fourth Quarter 2008

Cash Generated from Operations of $0.9 Million in Fourth Quarter 2009
vs. Cash Used in Operations of $1.0 million in Fourth Quarter 2008

Loss from Continuing Operations of ($0.02) Per Diluted Share in Fourth Quarter 2009 vs. ($0.04) Per Diluted Share in Fourth Quarter 2008

Provides Update on Debt and Capital Structure

NEW YORK – March 26, 2010 – NexCen Brands, Inc. (PINK SHEETS: NEXC.PK) today reported unaudited financial results for the fourth quarter of 2009 and audited financial results for the full year of 2009.

Kenneth J. Hall, Chief Executive Officer of NexCen Brands, stated, “We are pleased with the milestones we reached in 2009 in our efforts to improve and stabilize the business. As we closed out the year, we recorded our fourth consecutive quarter of operating income and positive cash flow from operations; we right-sized our expense structure; we remediated all material weaknesses in internal controls; and we made investments in our business for future organic revenue growth.  I believe that we have demonstrated that our multi-concept, vertically-integrated franchise model is sound, even in a challenging economic environment.  We recognize, however, that the Company’s current debt and capital structure does not support the Company’s long-term growth, viability and shareholder value.  Addressing this issue continues to be our priority for the near future.”

Fourth Quarter 2009 Operating Results and Financial Highlights

The operating results and financial highlights for the fourth quarter ended December 31, 2009 are as follows:

•
Total revenues in the fourth quarter of 2009 decreased 17% to $10.6 million from $12.6 million in the fourth quarter of 2008. The decrease is primarily due to current economic conditions, including continued weak credit markets for franchisees and softness in consumer spending and retail traffic.  Additionally, total revenues in this period reflect the elimination of approximately $0.2 million of royalty revenue as a result of the TAF licensing transaction for Australia and New Zealand whereby the Company received a one-time, non-refundable payment of $6.2 million in August 2009 in lieu of recurring royalties.

•
Total operating expenses in the fourth quarter of 2009 decreased 37% to $9.4 million from $15.0 million in the fourth quarter of 2008.  Operating income in the fourth quarter of 2009 increased to $1.1 million from an operating loss of $2.4 million in the fourth quarter of 2008.  Loss from continuing operations in the fourth quarter of 2009 narrowed to $0.8 million, or ($0.02) per diluted share, from $2.1 million, or ($0.04) per diluted share, in the fourth quarter of 2008.

•	Cash generated from operations was $0.9 million in the fourth quarter of 2009 compared to cash used in operations of $1.0 million in the fourth quarter of 2008.

•
The Company had cash and cash equivalents of $7.8 million as of December 31, 2009, compared to cash and cash equivalents of $8.3 million at September 30, 2009.  The Company also had short-term restricted cash of $1.4 million and long-term restricted cash of $1.0 million at December 31, 2009.

•
The Company’s outstanding debt balance was $138.2 million at December 31, 2009, compared to $137.9 million at September 30, 2009 and $142.3 million at December 31, 2008.  The Company used $5.0 million of the net proceeds from the TAF licensing transaction (discussed above) to pay down a portion of its debt in August 2009.

•
The Company’s average effective interest rate for its credit facility was 6.4% in the fourth quarter of 2009, compared to 6.5% in the third quarter of 2009 and 8.7% in fourth quarter of 2008.  The Company’s interest expense was $2.6 million in the fourth quarter of 2009, compared to $2.7 million in the third quarter of 2009 and $3.1 million in fourth quarter of 2008.

•
Total franchised locations were 1,713 stores at December 31, 2009 versus 1,826 stores at December 31, 2008.  The net decrease of 113 stores, or 6%, reflects closures, initiated either by the franchisee or the Company, of underperforming and non-compliant stores.

•	The Company executed franchise agreements for 71 new franchise units during the fourth quarter of 2009, versus franchise agreements for 65 new franchise units in the third quarter of 2009.

•
Deferred revenue related to the pipeline for franchise stores to be opened pursuant to executed letters of intent and franchise agreements remained constant at approximately $2.9 million at December 31, 2009 and September 30, 2009.  Total deferred revenue related to vendor rebates also remained constant at $0.3 million at December 31, 2009 and September 30, 2009.

Full Year Operating Results

The operating results for the full year ended December 31, 2009 are as follows:

•
Total revenues for the full year ended December 31, 2009 decreased 4% to $45.1 million from $47.0 million in 2008.   The decrease in revenues is primarily the result of reduced royalty revenues related to lower year-over-year store count, reduced consumer spending as well as a decline in TAF revenue due to the TAF licensing transaction (discussed above). This was partly offset by the additional revenues from the Great American Cookies brand and manufacturing facility acquired on January 29, 2008.  Total operating expenses for the full year ended December 31, 2009 decreased 80% to $38.9 million from $194.2 million in 2008.

•
Operating income for the full year ended December 31, 2009 increased to $6.2 million from an operating loss of $147.2 million in 2008.  Loss from continuing operations for the full year ended December 31, 2009 narrowed to $3.3 million, or ($0.06) per diluted share, from $153.6 million, or ($2.71) per diluted share, in 2008.

•
The results for the full year ended December 31, 2009 included $0.1 million of professional fees related to special investigations and $0.5 million of restructuring costs.  The results for the full year ended December 31, 2008 included $137.9 million of impairment charges related to intangible assets, $3.9 million of professional fees related to special investigations, and $1.1 million of restructuring costs.

•
Excluding these special items, adjusted operating expenses for the full year ended December 31, 2009 decreased 25%, or $13.0 million, to $38.3 million from adjusted operating expenses of $51.3 million in 2008.  See Table 4 for details regarding these non-GAAP adjustments.

•
Adjusted operating income for the full year ended December 31, 2009 increased 257%, or $11.1 million, to $6.8 million from an adjusted operating loss of $4.3 million in 2008. Adjusted loss from continuing operations for the full year ended December 31, 2009 narrowed to $2.7 million, or ($0.05) per diluted share, from an adjusted loss from continuing operations of $17.0 million, or ($0.30) per diluted share in 2008.  See Table 4 for details regarding these non-GAAP adjustments.

•
Cash flow from operations for the full year ended December 31, 2009 improved by $12.5 million to $2.1 million of cash generated from operations, compared to cash used in operations of $10.4 million for the full year ended December 31, 2008.

Debt Structure

As of December 31, 2009, the Company has classified all of the debt outstanding under its credit facility with BTMU Capital Corporation as a current liability.  As previously reported, the Company is in the process of evaluating alternatives to its debt and capital structure.  NexCen has retained an investment bank to assist it with identifying and evaluating various strategic alternatives, and the Company continues to be in discussions with its lender as the Company needs the lender’s consent to proceed with any strategic transaction or debt restructuring.

Mr. Hall concluded, “We have made significant progress in our turnaround strategy, refining our business to one that generates positive cash flow and operating profits.  At the same time, we are exploring alternatives to our current capital and debt structure with the goal of maximizing long-term value for all of the Company’s stakeholders.  Importantly, we also remain focused on growing and enhancing our franchise business. We are committed to prudently managing our business, maintaining a lean operational structure and driving further improvements in our operating profit over time.”

Conference Call Information

The Company will be holding a conference call today at 9:00 am EDT to review its financial results for the fourth quarter and the full year of 2009.  The conference call may be accessed by dialing 800-944-8766 or 317-713-0002, access code: 27689.  A replay of the call will be available through April 2, 2010, by dialing 1-866-281-6782, access code: 154227.  The broadcast will be available through the ‘Investor Relations’ link at http://www.nexcenbrands.com/ and will be archived online shortly after the conference call until April 26, 2010.

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 is available on the Company’s website at http://www.nexcenbrands.com, under the “Investor Relations” tab, or through the SEC’s website at http://www.sec.gov.

About NexCen Brands, Inc.

NexCen Brands, Inc. is a strategic brand management company with a focus on franchising. It owns a portfolio of franchise brands that includes two retail franchise concepts: TAF™ and Shoebox New York®, as well as five quick service restaurant (QSR) franchise concepts: Great American Cookies®, MaggieMoo's®, Marble Slab Creamery®, Pretzelmaker® and Pretzel Time®. The brands are managed by NexCen Franchise Management, Inc., a subsidiary of NexCen Brands.

Forward-Looking Statement Disclosure

This press release contains “forward-looking statements,” as such term is used in the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include those regarding the expectations for the future performance of the Company’s brands and expectations regarding the impact of recent developments on its business.  When used herein, the words “anticipate,” “believe,” “estimate,” “intend,” “may,” “will,” “expect” and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements.  Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties.  They are not guarantees of future performance or results.  The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements.  Factors that could cause or contribute to such differences include: (1) the Company’s lender may not agree to any strategic transaction or debt restructuring, and certain transactions may result in dilution of existing shareholders and may trigger an ownership change under the tax laws that would limit the Company’s ability to utilize its tax loss carry-forwards; (2) absent waivers, a strategic transaction or further restructuring of the Company’s debt, the Company likely will breach certain covenants of its bank credit facility in 2010 and likely will fail to make a required principal payment in July 2011, which could trigger among other things the lender’s right to accelerate principal payment obligations, foreclose on virtually all of the assets of the Company and take control of all of the Company’s cash flow from operations; (3) the terms of the  Company’s credit facility limit the amount of cash flow from operations that may be used for operating expenses, capital expenditures, and other general corporate purposes, and the Company may not have sufficient working capital, which could materially and adversely impact our business, financial condition and result of operations; (4) economic conditions may deteriorate or fail to materially improve in international and domestic markets, which could negatively impact the Company’s business and financial performance; and (5) other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Table 1
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues:
Royalty revenues	$5,297	$6,191	$23,158	$24,735
Factory revenues	4,569	4,976	17,369	17,310
Franchise fee revenues	456	1,182	3,490	3,616
Licensing and other revenues	229	294	1,102	1,295
Total revenues	10,551	12,643	45,119	46,956

Operating Expenses:
Cost of sales	(2,927)	(3,095)	(10,921)	(11,484)
Selling, general and administrative expenses:
Franchising	(3,467)	(4,905)	(13,025)	(17,078)
Corporate	(1,770)	(4,639)	(7,412)	(15,460)
Professional fees:
Franchising	(350)	(557)	(2,114)	(1,685)
Corporate	(314)	(617)	(2,146)	(2,696)
Special investigations	(1)	(325)	(91)	(3,897)
Impairment of intangible assets	–	–	–	(137,881)
Depreciation and amortization	(307)	(880)	(2,677)	(2,896)
Restructuring charges	(305)	-	(527)	(1,096)
Total operating expenses	(9,441)	(15,018)	(38,913)	(194,173)

Operating income (loss)	1,110	(2,375)	6,206	(147,217)

Non-Operating income (expense):
Interest income	50	61	202	439
Interest expense	(2,619)	(3,146)	(10,905)	(10,690)
Financing charges	(81)	(97)	(146)	(1,814)
Other income (expense), net	831	152	1,690	(284)
Total non-operating expense	(1,819)	(3,030)	(9,159)	(12,349)

Loss from continuing operations before income taxes	(709)	(5,405)	(2,953)	(159,566)
Income taxes:
Current	(138)	(81)	(395)	(337)
Deferred	–	3,395	–	6,331
Loss from continuing operations	(847)	(2,091)	(3,348)	(153,572)
Income (loss) from discontinued operations, net of taxes of $233, $3,807, $233, and $19,923, respectively	304	(14,180)	511	(102,207)
Net loss	$(543)	$(16,271)	$(2,837)	$(255,779)

Loss per share (basic and diluted) from continuing operations	$(0.02)	$(0.04)	$(0.06)	$(2.71)
Income (loss) per share (basic and diluted) from discontinued operations	0.01	(0.25)	0.01	(1.81)
Net loss per share – basic and diluted	$(0.01)	$(0.29)	$(0.05)	$(4.52)

Weighted average shares outstanding – basic and diluted	56,952	56,671	56,882	56,550

 Table 2
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(IN THOUSANDS)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(2,837)	$(255,779)
Add: net (income) loss from discontinued operations	(511)	102,207
Net loss from continuing operations	(3,348)	(153,572)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Provision for doubtful accounts	698	1,816
Impairment of intangible assets	—	137,881
Restructuring charges	—	443
Depreciation and amortization	2,814	3,016
Stock based compensation	384	5,291
Deferred income taxes	—	(6,331)
Unrealized (gain) loss on investment in joint venture	(307)	266
Realized gain on sale of licensing agreement	(41)	—
Amortization of debt discount	540	507
Amortization of deferred financing costs	952	2,064
Accrued interest on Deficiency Note	2,323	41
Loss on disposal of property and equipment	44	—
Changes in assets and liabilities, net of acquired assets and liabilities:
Decrease (increase) in trade receivables	858	(2,723)
(Increase) decrease in other receivables	(112)	3,378
Decrease in inventory	109	427
Decrease (increase) in prepaid expenses and other assets	1,824	(1,530)
(Decrease) increase in accounts payable and accrued expenses	(4,399	1,401
Increase in restructuring accruals	159	140
Decrease in deferred revenue	(892)	(400)
Net cash provided by (used in) operating activities from continuing operations	1,606	(7,885)
Net cash provided by (used in) operating activities from discontinued operations	511	(2,524)
Net cash provided by (used in) operating activities	2,117	(10,409)
Cash flows from investing activities:
(Increase) decrease in restricted cash	(1,476)	5,890
Purchases of property and equipment	(846)	(676)
Investment in joint venture	—	(725)
Proceeds from sale of licensing agreements	6,200	—
Purchase of trademarks, including registration costs	—	(46)
Distributions from joint venture	59	371
Acquisitions, net of cash acquired	(131)	(95,000)
Cash provided by discontinued operations for investing activities	—	33,585
Net cash provided by (used in) investing activities	3,806	(56,601)
Cash flows from financing activities:
Proceeds from debt borrowings	—	70,000
Financing costs	—	(2,549)
Principal payments on debt	(6,406)	(37,353)
Proceeds from the exercise of options and warrants	—	5
Cash used in discontinued operations for financing activities	—	(1,369)
Net cash (used in) provided by financing activities	(6,406)	28,734
Net decrease in cash and cash equivalents	(483)	(38,276)
Cash and cash equivalents, at beginning of year	8,293	46,569
Cash and cash equivalents, at end of year	$7,810	$8,293

Table 3
NEXCEN BRANDS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(IN THOUSANDS EXCEPT SHARE DATA)

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$7,810	$8,293
Short-term restricted cash	1,436	—
Trade receivables, net of allowances of $1,472 and $1,367, respectively	4,061	5,617
Other receivables	946	834
Inventory	1,123	1,232
Prepaid expenses and other current assets	1,379	2,439
Total current assets	16,755	18,415

Property and equipment, net	3,262	4,395
Investment in joint venture	335	87
Trademarks and other non-amortizable intangible assets	72,522	78,422
Other amortizable intangible assets, net of amortization	5,020	6,158
Deferred financing costs and other assets	3,770	5,486
Long-term restricted cash	980	940
Total assets	$102,644	$113,903

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$6,596	$9,220
Restructuring accruals	312	153
Deferred revenue	3,151	4,044
Current portion of debt, net of debt discount of $853 and $541, respectively	137,330	611
Acquisition related liabilities	820	4,689
Total current liabilities	148,209	18,717

Long-term debt, net of debt discount of $0 and $852, respectively	—	140,262
Acquisition related liabilities	196	480
Other long-term liabilities	3,231	3,937
Total liabilities	151,636	163,396

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2009 and 2008, respectively	—	—
Common stock, $0.01 par value; 1,000,000,000 shares authorized; 57,146,302 shares issued and 56,951,730 outstanding at December 31, 2009; and 56,865,215 shares issued and 56,670,643 outstanding as of December 31, 2008	571	569
Additional paid-in capital	2,684,936	2,681,600
Treasury stock, at cost; 194,572 shares at December 31, 2009 and 2008	(1,757)	(1,757)
Accumulated deficit	(2,732,742)	(2,729,905)
Total stockholders’ deficit	(48,992)	(49,493)
Total liabilities and stockholders’ deficit	$102,644	$113,903

Table 4
NEXCEN BRANDS, INC.
NON-GAAP ADJUSTMENTS (UNAUDITED)(1)
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Total revenues	$10,551	$12,643	$45,119	$46,956

Total operating expenses	(9,441)	(15,018)	(38,913)	(194,173)
Adjustments for special charges:
Special investigations (2)	1	325	91	3,897
Impairment of intangible assets (3)	—	—	—	137,881
Restructuring charges (4)	305	—	527	1,096
Total operating expenses, as adjusted	(9,135)	(14,693)	(38,295)	(51,299)
Operating income (loss), as adjusted	1,416	(2,050)	6,824	(4,343)
Total non-operating expenses	(1,819)	(3,030)	(9,159)	(12,349)
Loss from continuing operations before income taxes, as adjusted	(403)	(5,080)	(2,335)	(16,692)
Income taxes	(138)	3,314	(395)	5,994
Deferred income tax adjustments (3)	—	(3,395)	—	(6,331)
Income taxes, as adjusted	(138)	(81)	(395)	(337)
Loss from continuing operations, as adjusted	$(541)	$(5,161)	$(2,730)	$(17,029)

Loss per share (basic and diluted) from continuing operations, as adjusted	$(0.01)	$(0.09)	$(0.05)	$(0.30)
Weighted average shares outstanding - basic and diluted	56,952	56,671	56,882	56,550

(1)
The table presents unaudited operating results on a non-GAAP adjusted basis.  In discussing our financial results for 2009 and 2008 in this press release, we refer to adjusted results which exclude certain material special charges and expenses that we incurred in relation to the events of 2008.  We believe the adjusted non-GAAP results, especially on a full year basis, provide a meaningful and useful comparison for our investors to evaluate our results of operations for the periods presented above.  These non-GAAP measures may be considered in addition to results prepared in accordance with GAAP, but they should not be considered a substitute for, or superior to, GAAP results.

(2)
The Company incurred outside legal fees related to special investigations, namely, investigations conducted at the direction of the Audit Committee of the Board of Directors, the Company and the Securities and Exchange Commission, respectively, regarding the Company's public disclosure on May 19, 2008 of previously undisclosed terms of a January 2008 amendment of its credit facility with BTMU Capital Corporation.

(3)
During 2008, the Company determined that it was necessary to evaluate goodwill and trademarks for impairment between annual tests due to, among other factors, a decline in the Company's stock price and deterioration of the economy. As a result, the Company recognized deferred tax benefits related to the reversal of deferred tax liabilities associated with the intangible assets.

(4)	Restructuring charges relate primarily to employee separation benefits in connection with staff reductions in the New York corporate office.